CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2012, accompanying the financial statements of Investment Grade Municipal Trust, Series 61, Colorado Insured Municipals Income Trust, Series 102 and Pennsylvania Insured Municipals Income Trust, Series 307 (included in Van Kampen Unit Trusts, Municipal Series 601) as of February 29, 2012, and for each of the three years in the period ended February 29, 2012 and the financial highlights for each of the five years in the period ended February 29, 2012, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-131439) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2012